Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form S-4 (No. 333-187202) of Consolidated Communications Holdings, Inc. of our report dated March 12, 2013, relating to the financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Atlanta, Georgia March 20, 2013